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                                                                    EXHIBIT 11


                        Ribozyme Pharmaceuticals, Inc.
           Computation of Net Loss and Pro Forma Net Loss Per Share





                                                         Quarter            Quarter        Nine Months         Nine Months
                                                         ending             ending            ending              ending
                                                        09/30/96            9/30/95          09/30/96            9/30/95
                                                    ---------------     -------------     --------------     --------------
Weighted average common shares
   outstanding........................                    6,867,078           981,516          4,559,914            981,361

Net effect of dilutive common stock
   options and warrants pursuant to
   Staff Accounting Bulletin No. 83...                            -            99,877                  -             99,877

Assumed conversion of preferred stock
   from original date of issuance,
   pursuant to staff policy...........                            -         2,187,524            874,798          2,518,475

                                                    ---------------     -------------     --------------     --------------
   Total..............................                    6,867,078         3,268,917          5,434,711          3,599,712

   Net loss...........................              $    (3,046,867)    $  (2,472,277)    $  (11,202,964)    $   (8,793,743)
                                                    ===============     =============     ==============     ==============
   Net loss and pro forma net loss per
   share..............................              $         (0.44)    $       (0.76)    $        (2.06)    $        (2.44)
                                                    ===============     =============     ==============     ==============